Filed Pursuant to Rule 433

Registration No. 333-237504

Issuer Free Writing Prospectus dated February 6, 2023

Relating to Prospectus dated March 31, 2020 and

Preliminary Prospectus Supplement dated February 6, 2023

$2,000,000,000

Senior Notes Offering

Pricing Term Sheet

February 6, 2023

	4.700% Senior Notes due 2033	4.950% Senior Notes due 2053
Issuer:	Northrop Grumman Corporation	Northrop Grumman Corporation

Expected Ratings:(1)

Moody’s Investors Service, Inc.:	Baa1 (Outlook: Stable)	Baa1 (Outlook: Stable)

Standard & Poor’s Ratings Services:	BBB+ (Outlook: Stable)	BBB+ (Outlook: Stable)

Fitch Ratings, Ltd.:	BBB+ (Outlook: Stable)	BBB+ (Outlook: Stable)

Principal Amount Offered:	$1,000,000,000	$1,000,000,000

Pricing Date:	February 6, 2023	February 6, 2023

Settlement Date (T + 2):	It is expected that delivery of the Notes will be made against payment therefor on or about February 8, 2023, which is the second business day following the date hereof.	It is expected that delivery of the Notes will be made against payment therefor on or about February 8, 2023, which is the second business day following the date hereof.

Maturity Date:	March 15, 2033	March 15, 2053

Benchmark Treasury:	4.125% due November 15, 2032	3.00% due August 15, 2052

Benchmark Treasury Price/Yield:	104-00+ / 3.632%	87-18 / 3.696%

Spread to Benchmark Treasury:	+108 basis points	+128 basis points

Yield to Maturity:	4.712%	4.976%

Coupon:	4.700%	4.950%

Day Count Convention:	30 / 360	30 / 360

Price to Public:(2)	99.898%	99.589%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2023	March 15 and September 15, commencing September 15, 2023

Record Dates:	March 1 and September 1	March 1 and September 1

Optional Redemption:

Prior to December 15, 2032 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) at a discount rate of the Treasury Rate + 20 basis points.

On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

Prior to September 15, 2052 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) at a discount rate of the Treasury Rate + 20 basis points.

On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

CUSIP/ISIN:	666807 CH3 / US666807CH36	666807 CJ9 / US666807CJ91

Denominations:	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Senior Co-Managers	BofA Securities, Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.	BofA Securities, Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

Blaylock Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

Blaylock Van, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

(1)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.

(2)	Plus accrued interest, if any, from February 8, 2023.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling one of the numbers listed below:

Wells Fargo Securities, LLC 1-800-645-3751(toll-free)	J.P. Morgan Securities LLC 1-212-834-4533 (collect)	Mizuho Securities USA LLC 1-866-271-7403 (toll-free)

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